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                                                                    EXHIBIT 99.1


Tri-Point Medical Corporation Changes Name to CLOSURE Medical Corporation; New Name Conveys Primary Benefits of Company's Products

     RALEIGH, N.C., Jan. 13/PRNewswire/ - -Tri-Point Medical Corporation
(Nasdaq: TPMC) announced today that its Board of Directors has approved a change
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in the name of the Company to CLOSURE Medical Corporation (Nasdaq: CLSR).
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Effective January 13, 1997, the Company will trade under its new name and symbol on the Nasdaq exchange.

     The management team acted to change the name of the company to CLOSURE Medical Corporation to better convey the "wound closure" benefits of the Company's tissue cohesive products to customers and shareholders, and to the surgeons and medical professionals who may soon be routinely using CLOSURE Medical Corporation(TM)'s tissue cohesive products.

     "Our original name reflected our beginnings as primarily a research-based enterprise in the Research Triangle of North Carolina," said Bob Toni, President and Chief Executive Officer. "Our new name conveys not only our heritage, but the focus and future of our Company. The CLOSURE Medical Corporation name and the tag line, Innovators in Tissue Cohesives, will serve as a platform from which we will develop brand names and obtain trademarks for our continuously evolving products, which will dramatically change wound closure treatment."

     Last month, the Company announced the filing of a premarket approval application (PMA) with the FDA for TraumaSeal(TM), its topical tissue cohesive, used to close wounds caused by skin lacerations and incisions, and minimally invasive surgery and plastic surgery procedures, which today are primarily closed by surgical staples or sutures. The PMA was granted "expedited processing" by the Office of Device Evaluations. The Company has a marketing agreement with Ethicon, Inc., a division of Johnson & Johnson, for the exclusive worldwide marketing and distribution rights to TraumaSeal.

     CLOSURE Medical Corporation develops, commercializes and manufactures medical tissue cohesive products based on its proprietary cyanoacrylate technology. The nonabsorbable tissue cohesive products may be used to replace sutures and staples for certain topical wound closure applications, while its absorbable tissue cohesive products can potentially be used as surgical sealants and tissue cohesives for internal wound closure and management. Currently marketed tissue cohesive products include Octyldent(R), used as an adjunct in the treatment of adult periodontal disease, and Nexaband(R), a line of topical tissue cohesives used in veterinary wound closure and management.

     This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

     To receive CLOSURE Medical Corporation's latest news release and other corporate documents via FAX -- at no cost -- dial 1-800-PRO-INFO. Use Company's ticker-CLSR.

CONTACT: Robert V. Toni, President & CEO, Blount Swain, CFO, both of CLOSURE Medical Corporation, 919-876-7874; or Paul G. Henning, general info, or Brian Gill, investors, or Deanne Eagie, media, all of the Financial Relations Board, 212-661-8030